 Exhibit 99.1

For More Information Contact:

Chris Sternberg

Senior Vice President, Corporate Communications

502-261-4934

FOR IMMEDIATE RELEASE

PAPA JOHN’S HIRES PETER MCCUE

AS SENIOR VICE PRESIDENT, HUMAN RESOURCES

LOUISVILLE, Ky. (October 2, 2006) — Papa John’s International, Inc. (NASDAQ:  PZZA) today announced the hiring of Peter McCue as senior vice president, human resources.  Reporting to Nigel Travis, president and chief executive officer, McCue will oversee the company’s global human resources function.

McCue, a native of Scotland who recently became a US citizen, has nearly 30 years of global human resources experience with leading companies in a broad range of industries. Most recently he served as senior vice president, human resources for Spectrum Brands, a global manufacturer and marketer of consumer products.  Prior to that, McCue held several senior level HR positions with Hewlett-Packard, including vice president human resources for the personal systems group after its 2001 merger with Compaq Computer Corp.

McCue also spent 17 years with Motorola, Inc. during two separate stints with the company. From 1988 to 1999, he held several leadership positions including vice president and director of human resources, commercial government industrial solutions sector; vice president and director of human resources, Motorola computer group; and vice president and director of human resources, wireless data group. From 1981 to 1987 he served as Motorola’s human resources integration manager, and human resources manager for the company’s automotive industrial electronics division based in Stotfold, United Kingdom.

In the early phase of his career, McCue’s experience also included assignments, in the UK, at Coca-Cola Schweppes, Syborn Corporation and Scottish & Newcastle Breweries.

“Peter’s diverse experience, in terms of the positions he’s held and the companies he’s worked for, both domestically and abroad, will be a tremendous asset to Papa John’s,” said Travis. “I’m confident in Peter’s ability to build the systems and processes necessary to create a world-class HR function for the company to support our growth both domestically and abroad.”

Headquartered in Louisville, Kentucky, Papa John’s is the world’s third largest pizza company.  Papa John’s has been rated no. 1 in customer satisfaction among all QSR chains in the American Customer Satisfaction Index (ACSI) for seven years running (1999 - 2006).  For more information about the company or to order pizza online, visit Papa John’s at www.papajohns.com.

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